PRESS RELEASE	FOR IMMEDIATE RELEASE

November 1, 2007	NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA

800-892-7547

www.mfa-reit.com

MFA Mortgage Investments, Inc.

Announces Third Quarter 2007 Financial Results

MFA Mortgage Investments, Inc. (NYSE:MFA) today reported a net loss of $12.5 million, or a loss of $0.15 per share of common stock, for the third quarter ended September 30, 2007. For the third quarter, earnings excluding realized capital losses were $10.1 million, or $0.12 per share of common stock. On October 1, 2007, MFA announced its third quarter dividend of $0.10 per share of common stock. The dividend was paid on October 31, 2007 to stockholders of record as of October 12, 2007.

Stewart Zimmerman, MFA’s Chairman of the Board, Chief Executive Officer and President, said, “In light of continuing concerns regarding the residential mortgage and housing market, we are pleased with both our strategy of investing in high-quality assets and our third quarter 2007 financial results. Our portfolio spread and dividend have trended up in each of the last four quarters. At September 30, 2007, 99% of our assets consisted of MBS issued or guaranteed by an agency of the U.S. government or a federally chartered corporation, other MBS rated “AAA” by Standard & Poor’s Corporation, MBS-related receivables and cash.”

Mr. Zimmerman continued, “On September 12, 2007, we completed a public offering of 12,650,000 shares of common stock at $7.25 per share and received net proceeds of approximately $86.9 million. Subsequent to quarter end, on October 5, 2007, we completed an additional public offering of 8,050,000 shares at $7.90 per share and received net proceeds of approximately $60.2 million. We have invested these equity proceeds on a leveraged basis in additional Agency MBS and project that the investment of this equity should help to continue our trend of increased portfolio spreads in the fourth quarter of 2007.”

During the third quarter of 2007, MFA selectively sold approximately $650.4 million of Agency and “AAA” rated MBS at a realized capital loss of approximately $22.0 million, with approximately $11.8 million of such net loss previously reflected in the carrying value of these assets at June 30, 2007. As a result of these sales, MFA was able to (i) decrease the size of its non-Agency MBS portfolio by approximately one-third (approximately $279.7 million) and (ii) positively impact the spreads earned on its MBS portfolio by disposing of lower-yielding Agency MBS acquired prior to 2006. Specifically, the Agency MBS that were sold generated an average yield of approximately 4.3% during the second quarter of 2007 and had coupons that were not scheduled to reset during the 12 months following their sales.

During the third quarter of 2007, MFA acquired or committed to purchase approximately $1.1 billion of Agency MBS. These transactions increased MFA’s concentration in Agency MBS and positively impacted its portfolio spread. At September 30, 2007, Agency MBS and related receivables constituted 88.6% of MFA’s assets, “AAA” MBS and related receivables were 8.1% and cash and cash equivalents were 2.9%. MFA’s MBS assets are relatively liquid and continue to be financed with multiple funding providers through repurchase agreements. MFA’s leverage as measured by assets-to-equity was 9.3x on September 30, 2007.

MFA’s primary focus is high quality, higher coupon hybrid and adjustable-rate MBS assets. The MBS in MFA’s portfolio are primarily adjustable-rate or hybrids, which have an initial fixed interest rate for a specified period of time and, thereafter, generally reset annually. Assuming a 20% Constant Prepayment Rate (or CPR) (which is lower than the 25% CPR assumption MFA has presented in previous earnings releases), approximately 35% of the MBS in MFA’s portfolio are expected to prepay or have their interest rates reset within the next 12 months, with a total of 87% expected to reset or prepay during the next 60 months.

MFA takes into account both coupon resets and expected prepayments when measuring the sensitivity of its MBS portfolio to changing interest rates. In measuring its assets-to-borrowing repricing gap (or Repricing Gap), MFA measures the difference between: (a) the weighted average months until coupon adjustment or projected prepayment on its MBS portfolio; and (b) the months remaining on its repurchase agreements including the impact of interest rate swap agreements. Assuming a 20% CPR, the weighted average time to repricing or assumed prepayment for MFA’s MBS portfolio, as of September 30, 2007, was approximately 30 months and the average term remaining on its repurchase agreements, including the impact of interest rate swaps, was approximately 20 months, resulting in a Repricing Gap of approximately ten months. The prepayment speed on MFA’s MBS portfolio averaged 18.1% CPR during the third quarter of 2007.

During the third quarter of 2007, the gross yield on MFA’s interest-earning assets was approximately 6.10%, while the net yield on interest-earning assets was 5.57%, primarily reflecting the cost of premium amortization on MFA’s MBS portfolio. The portfolio spread, which is the difference between MFA’s interest-earning asset portfolio net yield of 5.57% and its 5.21% cost of funds, was 0.36% for the third quarter of 2007. By comparison, the portfolio spread in the second quarter of 2007 was 0.20%. MFA’s costs for compensation and benefits and other general and administrative expense were $3.1 million for the quarter ended September 30, 2007. As of September 30, 2007, MFA’s book value per share of common stock was $6.93.

Stockholders interested in participating in MFA’s Discount Waiver, Direct Stock Purchase and Dividend Reinvestment Plan (or the Plan) or receiving a Plan prospectus may do so by contacting BNY Mellon Shareowner Services, the Plan administrator, at 1-866-249-2610 (toll free). For more information about the Plan, interested stockholders may also go to the website established for the Plan at http://www.melloninvestor.com or visit MFA’s website at www.mfa-reit.com.

MFA will hold a conference call on Thursday, November 1, 2007, at 10:00 a.m. (New York City time) to discuss its third quarter 2007 financial results. The number to dial in order to listen to the conference call is (866) 814-1921 in the U.S. and Canada. International callers must dial (703) 639-1364. The replay will be available through Thursday, November 8, 2007, at 11:59 p.m., and can be accessed by dialing (800) 475-6701 in the U.S. and Canada or (320) 365-3844 internationally and entering access code: 892900. The conference call will also be webcast over the internet and can be accessed at http://www.mfa-reit.com through the appropriate link on MFA’s Investor Relations page or, alternatively, at http://www.ccbn.com. To listen to the call over the internet, go to the applicable website at least 15 minutes before the call to register and to download and install any needed audio software.

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements are subject to various risks and uncertainties, including, but not limited to, those relating to: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to use borrowings to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date they are made and MFA does not undertake, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31, 2006
(In Thousands, Except Per Share Amounts)	(Unaudited)
Assets:
MBS, at fair value (including pledged MBS of $6,669,508 and $6,065,021 at September 30, 2007 and December 31, 2006, respectively)	$6,875,047	$6,340,668
Income notes	1,643	—
Cash and cash equivalents	206,395	47,200
Accrued interest receivable	36,012	33,182
Interest rate cap agreements, at fair value	—	361
Swap agreements, at fair value	455	2,412
Real estate, net	11,685	11,789
Goodwill	7,189	7,189
Prepaid and other assets	1,666	1,166
Total Assets	$7,140,092	$6,443,967

Liabilities:
Repurchase agreements	$6,313,949	$5,722,711
Accrued interest payable	18,747	23,164
Mortgage payable on real estate	9,497	9,606
Swaps, at fair value	27,892	1,893
Dividends payable	—	4,899
Accrued expenses and other liabilities	4,168	3,136
Total Liabilities	6,374,253	5,765,409

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; series A 8.50% cumulative redeemable; 5,000 shares authorized; 3,840 shares issued and outstanding at September 30, 2007 and December 31, 2006 ($96,000 aggregate liquidation preference)	38	38
Common stock, $.01 par value; 370,000 shares authorized; 96,591 and 80,695 issued and outstanding at September 30, 2007 and December 31, 2006, respectively	966	807
Additional paid-in capital, in excess of par	887,593	776,743
Accumulated deficit	(79,272)	(68,637)
Accumulated other comprehensive loss	(43,486)	(30,393)
Total Stockholders’ Equity	765,839	678,558
Total Liabilities and Stockholders’ Equity	$7,140,092	$6,443,967

MFA MORTGAGE INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
(In Thousands, Except Per Share Amounts)	(Unaudited)

Interest Income:
MBS income	$95,540	$47,061	$270,222	$146,035
Interest income on short-term cash investments	1,126	471	2,208	1,677
Interest income on income notes	50	—	107	—
Interest Income	96,716	47,532	272,537	147,712

Interest Expense	81,816	38,205	232,424	119,808

Net Interest Income	14,900	9,327	40,113	27,904

Other Income:
Net (loss) gain on sale of MBS	(22,027)	36	(22,140)	(23,113)
Revenue from operations of real estate	405	390	1,231	1,160
Net loss on termination of Swaps	(560)	—	(384)	—
Miscellaneous other income, net	103	143	327	587
Other Income (Loss)	(22,079)	569	(20,966)	(21,366)

Operating and Other Expense:
Compensation and benefits	1,819	1,446	4,840	4,534
Real estate operating expense and mortgage interest	451	430	1,300	1,248
Other general and administrative	1,241	942	3,669	3,020
Operating and Other Expense	3,511	2,818	9,809	8,802
Income (Loss) from Continuing Operations	(10,690)	7,078	9,338	(2,264)

Discontinued Operations:
Loss from discontinued operations, net	—	(1)	—	(134)
Mortgage prepayment penalty	—	—	—	(135)
Gain on sale of real estate, net of tax	257	—	257	4,840
Income (Loss) from Discontinued Operations	257	(1)	257	4,571

Income (Loss) Before Preferred Stock Dividends	(10,433)	7,077	9,595	2,307
Less: Preferred Stock Dividends	2,040	2,040	6,120	6,120
Net Income (Loss) to Common Stockholders	$(12,473)	$5,037	$3,475	$(3,813)

Earnings (loss) Per Share of Common Stock:
(Loss) earnings from continuing operations — basic and diluted	$(0.15)	$0.06	$0.04	$(0.11)
Earnings from discontinued operations — basic and diluted	—	—	—	0.06
(Loss) earnings per share — basic and diluted	$(0.15)	$0.06	$0.04	$(0.05)

Reconciliation of Non-GAAP Financial Measures

This press release contains a disclosure relating to MFA’s earnings for the third quarter ended September 30, 2007, which may constitute a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The table below presents the reconciliation of net loss to common stockholders to earnings excluding realized capital losses. As a REIT, MFA must distribute at least 90% of its taxable income, which excludes capital gains and losses. MFA’s management believes that the disclosure of this financial measure is useful in enabling investors to better understand MFA’s minimum dividend requirement relating to its REIT status. MFA’s management further believes that this financial measure, when considered together with MFA’s GAAP financial measures, provides information that is useful to investors in understanding period-over-period operating results. Management also believes that this financial measure enhances the ability of investors to analyze MFA’s operating trends and to better understand its operating performance. This financial measure does not, however, take into account the effect of the capital losses realized by MFA in the third quarter of 2007 and, therefore, should not be used as a substitute in assessing MFA’s results of operations and financial position. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. A reconciliation of MFA’s earnings excluding realized capital losses for the three months ended September 30, 2007 with the most directly comparable financial measure calculated in accordance with GAAP is as follows:

	For the Three Months Ended September 30, 2007

(In Thousands, Except per Share Amounts)		(Per Share)
Net Loss to Common Stockholders	$ (12,473)	$ (0.15)
Add: Capital losses realized from sales of MBS	22,027	0.26
Capital losses realized from termination of Swaps	560	0.01

Net Income Excluding Realized Capital Losses	$ 10,114	$ 0.12

Weighted average common shares outstanding – basic	85,986

Weighted average common shares outstanding – diluted (1)	86,020

(1) The impact of dilutive stock options is not included in the computation of earnings per share for periods in which their inclusion would be anti-dilutive.